KPMG Peat Marwick LLP



                          Independent Auditors' Consent


The Stockholders and the
   Board of Directors of
   JSB Financial, Inc.:


We consent to incorporation by reference in the Registration Statements (Nos. 33-37217, 33-36491 and 33-36490) on Form S-8 of JSB Financial, Inc. of our report dated January 29, 1998, relating to the consolidated statements of financial condition of JSB Financial, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference to the December 31, 1997 Annual Report on Form 10-K of JSB Financial, Inc.



                                               KPMG PEAT MARWICK LLP


Jericho, New York
March 27, 1998